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                                                                 EXHIBIT 10.46

                              EMPLOYMENT AGREEMENT

     AGREEMENT made as of October 28, 1998 between Calypte Biomedical Corporation, a California corporation with its principal office at 1440 Fourth Street, Berkeley, California, 94710 (the "Company") and William A. Boeger (the "Executive").

                                    WITNESSETH

     WHEREAS, the Company desires to induce the Executive to remain in the position of President and Chief Executive Officer having been so elected by the Company's Board of Directors; and

     WHEREAS, Executive and the Company entered into an Employment Agreement dated December 1, 1997, and;

     WHEREAS, Executive and the Company desire to modify certain terms and conditions of the Executive's employment with the Company;

     NOW, THEREFORE, in consideration of the premises and mutual agreements and undertakings herein set forth, the parties hereto covenant and agree as follows:

     SECTION 1. TERM. This Agreement shall become effective as of October 28, 1998 (the "Effective Date") and remain in effect until December
31,1999. The Agreement shall be automatically renewed for successive one year terms unless either party gives notice of intention not to renew at least three (3) months prior to the end of each calendar year

     SECTION 2. COMPENSATION. The Company will pay Executive for his services at an initial annual rate of Two Hundred Twenty Five Thousand Dollars ($225,000) payable in accordance with normal Company practice, but in any event not less often than monthly, subject only to such payroll and withholding deductions as are required by law. The Executive shall not be entitled to a cash bonus during 1998 in accordance with the loan forgiveness agreed to in the Employment Agreement dated December 1, 1997. Beginning in 1999, Executive shall be eligible for a cash bonus equal to 25% of his base salary upon the achievement of milestones mutually agreed to by the Executive and the Board of Directors.

     SECTION 3 DUTIES. Executive shall have the duties of President and Chief Executive Officer and shall report to the Company's Board of Directors. Executive covenants and agrees that during the term of this agreement he will devote substantially all of his working time, attention, and efforts to the performance of his duties hereunder and will not engage in any other employment or business activities, other than his involvement with Pepgen Corporation, without the prior written consent of the Company's Board of Directors.

     SECTION 4. EXPENSES. Executive shall be entitled to reimbursement for expenses incurred by him in connection with the performance of these duties hereunder upon receipt of vouchers in accordance with such procedures as the Company has heretofore or may

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hereafter establish. Executive shall also be provided temporary housing, travel between his home and the Company, and shall receive a car allowance of $450 per month.

     SECTION 5. ADDITIONAL BENEFITS. Executive shall be entitled to four weeks of vacation per year. To the extent he is otherwise eligible, Executive and his qualified dependents shall be entitled to participate in all medical insurance programs, retirement plans, profit sharing plans or other fringe benefit plans which the Company makes available to its employees.

     SECTION 6. EQUITY OWNERSHIP AND STOCK OPTIONS. Executive shall be granted an additional 600,000 stock options exercisable at $1.00 per share. Such shares shall vest ratably during the two year period beginning as of the Effective Date except as provided for in Section 7. Any unvested stock options shall become fully vested in the event of the sale of the Company in which voting control of the Company is transferred to the purchasing entity.

     SECTION 7. TERMINATION OF EMPLOYMENT. Notwithstanding any other provision of this Agreement, Executive's employment may be terminated under the following conditions:

     (a) DEATH. Executive's employment shall terminate immediately in the event of Executive's death during the term of his employment, in which event this Agreement shall terminate without further obligation to Executive's legal representative under this Agreement other than those obligations accrued hereunder as of the date of his death. Vesting of any and all unvested stock options shall cease as of the date the Executive's death.

     (b) DISABILITY. The Company may terminate this Agreement after having established the Executive's Disability, by giving the Executive written notice of its intention to terminate his employment. For purposes of this Agreement, the term "Disability" shall mean an injury or illness which prevents the Executive from substantially performing the duties and responsibilities for a period of 120 days. Vesting of any and all unvested stock options shall cease as of the date the Executive is terminated for Disability.

     (c) INVOLUNTARY TERMINATION. The Company may terminate the Executive's employment at any time during the term of this Agreement. In the event that the employment of the Executive is terminated by the Company, the Company shall continue to pay Executive his then current salary for a period of 12 months from the date of termination and all stock options that would have vested during the 12 month period following termination shall become vested. In the event there is a sale of the Company in which voting control of the Company is transferred to the purchasing entity, the Executive shall receive a severance payment equal to 12 months of Executive's then current salary. In addition, the Executive shall receive any accrued salary, expense reimbursement, accrued vacation and any other such compensation, if any, which is applicable and is generally required to be paid to a terminating Executive.

     (d) VOLUNTARY TERMINATION. The Executive may voluntarily terminate his employment at any time beginning July 1, 1999, in which event he shall receive a one-time severance payment equal to six months of his then current salary. Vesting of any and all unvested stock options shall cease as of the date the Executive voluntarily terminates his employment.

     (e) FOR CAUSE. The Company may terminate the Executive for Cause. If terminated for Cause, the Company shall pay Executive his Base Compensation through the date of termination. In addition, the vesting of stock options shall cease as of the date of termination and the Company shall have no further obligations to the Executive. The term "Cause" shall mean 1) acts of dishonesty or misconduct, 2) repeated violations of Company policies, or
3) failure to

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perform his duties following a written warning from the Company's CEO or
Board of Directors, or 4) breach of any term of this Agreement.

     SECTION 8. AMENDMENTS. This Agreement may non be amended nor shall any waiver, change, modification, consent to discharge be effected except by an instrument in writing executed by or on behalf of the party against whom enforcement of any waiver, change, modification, consent or discharge is sought.

     SECTION 9. APPROVAL BY COMPENSATION COMMITTEE. This Agreement is effective upon the approval of the Compensation Committee of the Company's Board of Directors.

     SECTION 10. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California.

     IN WITNESS WHEREOF, the parties have executed or caused to be executed this Agreement as of the date first above written.


CALYPTE BIOMEDICAL                              EXECUTIVE
CORPORATION


By:  /s/ David Collins                 By:  /s/ William A. Boeger
     -----------------------------          ----------------------------------
     David Collins                          William A. Boeger
     Compensation Committee